Confidential Treatment
Exhibit 10.26
PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO REGISTRANT’S APPLICATION OBJECTING TO DISCLOSURE AND REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406. THE OMITTED PORTIONS HAVE BEEN MARKED WITH BRACKETS.
CLAIM AGREEMENT
between
STRATEGIC OUTSOURCING, INC. (SOI)
(“Customer” or “Insured”)
and
SPECIALTY RISK SERVICES, LLC,
successor to SPECIALTY RISK SERVICES, INC.,
on behalf of itself and its affiliate, HARTFORD FIRE INSURANCE COMPANY
(“SRS”)
COVER PAGES
     IN THIS AGREEMENT, certain terms have these meanings:

1.	CUSTOMER:	Strategic Outsourcing, Inc.
5260 Parkway Plaza Blvd., Suite 140
Charlotte, NC 28217

2.	SRS:	Specialty Risk Services, LLC.
One Goodwin Square, 225 Asylum Street
Hartford, Connecticut 06103
Attention: Michael Ryan
Vice President

Notice To Hartford by Customer:
In the event of bankruptcy by Customer,
notification and any and all correspondence is to
be sent to:

Hartford Fire Insurance Company
The Hartford
Hartford Plaza
Hartford, CT 06115
Attention: Mr. Thomas Makuch, T-21-88

3.	EFFECTIVE DATE:	March 1, 2007

4.	PROGRAM DESCRIPTION:	Policy 16 WBRJ76500 The following states will be covered under this policy:

AL; AR; AZ; CO; CT; DC; DE; HI; IA; IL; IN; KS;
KY; LA; MA; MD; ME; Ml; MN; MO; MS; NC; ND;
NE; NJ; NM; NV; NY; OH; OK; OR; PA; Rl; SC; SD;
VA; WA; Wl; and WV

Policy 16 WBRJ79226 The following states will be covered under this policy:
CA; FL; GA; TN; and TX.

Policy Period(s):	03/01/2007 — 03/01/2008
03/01/2
Type(s):	Workers’ Compensation-Conventional Retro

Policy Number(s):
(as assigned)

Policy Period(s):	03/01/2007 — 03/01/2008
Type(s):	Workers’ Compensation-Prefunded Deductible

Policy Number(s):
(as assigned)
Policy Period(s):	03/01/2007 — 03/01/2008
Type(s):	Workers’ Compensation-Guaranteed Cost
5.	LOSS DEPOSIT OR INTEREST CHARGE:

Not Applicable

6.	SERVICE FEES:

Variable Fee To Conclusion

Customer will pay SRS a per claim Service Fee for all claims. For Covered Claims that are Other than Medical Claims which remain open more than two years, Customer will also pay SRS an additional Service Fee each month until the claim is closed, but only as long as it is a Covered Claim.
Per claim Service Fee
Other Than Medical Only

*California	$[___] per claim
Florida	$[___] per claim
Texas	$[___] per claim
All other States	$[___] per claim
All “Other Than Medical Only” claims remaining open 24 months from date the claim is reported will be charged $78 per month and will repeat monthly for the life of the claim.

Medical Only — handle to a conclusion	$[___] per claim
Claim Incident Report	$[___] per claim
Customer agrees to pre-pay estimated claims fee at a rate of $78,204 per month. Actual claim fees will be calculated each month using the rates stated above against actual claim activity and will be deducted from the pre-funded claims fee balance on hand. Upon exhaustion of the pre-funded balance, customer will be direct billed each month for any additional claim fees incurred.
* California claim handler will be dedicated to Strategic Outsourcing during first quarter of 03/01/07 renewal (March, April, May) irregardless of claim intake and pending. In June 07 intake and pending will be reviewed with client and broker at which time if intake and pending are below standard of 140 pending and 15 monthly intake discussions will take place with Strategic Outsourcing and Broker to adding additional account (s) to bring within SRS standards. If in the event SRS did not conduct these discussions with client and broker they will waive claims service fees to date for said policy year (03/01/07-08) in California only.
When a Covered Claim is billed as Medical Only but then becomes Other Than Medical Only; or when billed as Other Than Medical Only but becomes Medical Only, SRS will issue a credit for the previous charge and a debit for the new amount charged.
The following defines the SRS claim service fee charges:
•	“Medical Only” means a compensable claim in which (i) the indemnity incurred is zero; (ii) paid medical is less than $2,500; (iii) allocated expense payments are limited to bill review; (iv) the claim does not require contacts or investigation for purposes of determining compensability, medical causation or subrogation; (v) claim does not require a formal denial and there is no litigation or legal representation.

•	“Incident Report” means a Claim reported as such, in which no financial transaction, liability or payment arises with respect to a Claim handled hereunder and the amount of indemnity incurred, medical incurred and Allocated Claim Expenses incurred are each zero.

•	“Other than Medical Only” means a Claim that is not a “Medical Only” Claim or an “Incident Report”. “Other than Medical Only” claims include claims in which there is an incurred indemnity value or which have allocated claim expenses incurred other than bill review.
     Additional Service Fee
For Other Than Medical Only claims that remaining open more than 2 years, the additional Service Fee is $[___] each month until the claim is closed.
Management Fees

Annual Administration Fee:	$[___]
Customer will pay SRS Management Fees for all claims as described below
     Case Management — $[___] per hour
     Vocational Rehabilitation Management — $[___] per hour.
     Special Investigative Unit — $[___] per hour.
     Utilization Management — $[___] per claim.
     Subrogation Fees — ([___]% of Recoveries)
Medical Cost Containment Charge: SOI will be invoiced semi-annually a per bill rate of $13.50 for each medical invoice processed by SRS as non allocated expense and billed as separate line item in invoice
Service Fees include one claim file review per office per year according to the terms and conditions of Section I.E. of this Agreement.
7.	PAYMENT SERVICE FEES:

Prepaid Service Fees:

Customer agrees to the following Prepaid Service Fees:
From the Effective Date of this Agreement, Customer agrees to pay SRS Prepaid Service Fees in twelve (12) installments as follows:
Prepaid Service Fees Installment Schedule

Installment	Amount due
March 1, 2005	$	[___]
April 1, 2005	$	[___]
May 1, 2005	$	[___]
June 1, 2005	$	[___]

Installment	Amount due
July 1, 2005	$	[___]
August 1, 2005	$	[___]
September 1, 2005	$	[___]
October 1, 2005	$	[___]
November 1, 2005	$	[___]
December 1, 2005	$	[___]
January 1, 2006	$	[___]
February 1, 2006	$	[___]
Total	$	[___]
The Prepaid Service Fees represent SRS’s initial estimate of Customer’s obligations for Service Fees for SRS’s services on Worker’s Compensation claims subject to the this Agreement including claims arising under the Indemnification provisions of the Policies and for which SRS provides Claim Services during the 36 month period following the Effective Date of this Agreement. Each month SRS will deduct actual Service Fees from the Prepaid Service Fees amount until the Prepaid Service Fees amount is exhausted or all claims are closed. However, not withstanding the foregoing, if at any time during the 36 month period following the Effective Date of this Agreement, it is determined by SRS that Prepaid Service Fees is inadequate, SRS may, at its sole discretion, adjust the Prepaid Service Fees and Customer agrees to immediately remit the required amount of additional Prepaid Service Fees to SRS.
No interest shall accrue or be payable to Customer in respect of any Prepaid Service Fees.
As soon as practical, at the end of the 36 month period following the Effective Date of this Agreement, SRS will reconcile Service Fees. SRS will calculate Customer’s actual Service Fees due for the 36 month period in accordance with Section 6 of the Cover Pages. SRS will then reconcile the Service Fees as calculated with estimated Prepaid Service Fees held by SRS. SRS will also calculate a new Prepaid Service Fee amount, such amount to equal 150% of the prior 12 month’s actual fees, rounded to the next higher multiple of $10,000. The Subsequent Prepaid Service Fee will never be less than $[___], unless all claims are closed. To the extent the actual Service Fees calculated exceed the Prepaid Service Fees, SRS will bill and Customer will pay to SRS the difference plus the Subsequent Prepaid Service Fee. To the extent the actual Service Fees calculated are less than the Prepaid Service Fees plus the Subsequent Prepaid Service Fees, SRS will remit to Customer the difference.
For each subsequent 12 month interval after the initial 36 month period, SRS will adjust the Subsequent Prepaid Service Fees to 150% of the previous 12 month’s actual earned fees, rounded to the next higher multiple of $10,000, but not less than $[___].

When all claims are closed, SRS will remit to Customer any remaining balance of Subsequent Prepaid Service Fees. For any claims that arise after the such reconciliation, SRS will bill Service Fees to Customer monthly thereafter based on the Service Fee charges in Section 6 of the Cover Pages. Customer agrees to pay Service Fees directly to SRS within thirty (30) days of the billing date.
8.	STATE SURCHARGES, TAXES AND ASSESSMENTS:

In accordance with Sections II and IV of this Agreement, Customer agrees to pay all claims for surcharges, taxes and Assessments of any kind that may be imposed on Customer or SRS as a result of the issuance of the Policies subject to this Agreement, whether such surcharges, taxes or Assessments are calculated on the bases of premium, losses covered under the Policies or any other basis.
9.	CLAIM SETTLEMENT AUTHORITY FOR EXCESS INSURANCE OR SELF-INSURANCE:

Not Applicable
10.	PRESETTLEMENT DISCUSSION FOR INSURANCE:

SRS may settle Covered Claims for a settlement amount under $15,000 without discussing settlement with Customer.

SRS and Customer will discuss settlement of Covered Claims for a settlement amount in excess of $15,000 prior to settlement. The failure of SRS to do so will constitute a waiver of Service Fees on said claim settled for an amount in excess of $15,000 without prior discussion with Customer.
11.	CASH CALL:

None in addition to the cash calls provided for elsewhere.

WHEREAS:
1.	SRS is engaged in providing Claim Services for insurance and self-insurance, and

2.	Customer wants SRS to provide service for claims under Policies or Self-Insurance as identified on the Cover Pages, and

3.	SRS agrees to provide such service under the terms of this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual promises herein, Customer and SRS agree as follows:
I.	CLAIM SERVICE
A.	SRS shall provide Claim Services on behalf of Customer for Covered Claims.

B.	If handling Takeover Claims, SRS shall not be liable for the obligations of Customer as a self-insurer nor for the obligations of any insurance company or other entity resulting from their handling of claims.

C.	In the performance of its duties under this Agreement, SRS may retain attorneys and others on behalf of Customer.

D.	SRS does not assume any liability for claims or expenses under the Policies or Self-Insurance. When SRS services claims under Self-Insurance or under Policies issued by a company affiliated with Hartford Fire Insurance Company, it makes payments of judgments, settlements, losses and Allocated Claim Expenses solely at the expense of Customer. However, payments under the self-insured retention of a Policy issued by a company not affiliated with Hartford Fire will be made by SRS solely at the expense of Customer or of Insurer.

E.	Upon written request and execution of a confidentiality agreement, and as permitted by State and Federal Laws, Customer may be permitted to conduct audits or claim file reviews of claim files. However, Customer shall not be entitled to any audit or review unless Customer is current on obligations for Service Fees, premiums and Security. Reviews will occur at SRS’s locations regular business hours upon a minimum of thirty days prior notice to SRS (or less if mutually agreed). The result of said audit or claim file review shall not be divulged to any third party without the prior written permission of SRS. A copy of the result of each audit or claim file review will be provided to SRS.

F.	Customer will give SRS prompt notice of all Covered Claims, suits and of any occurrences that are likely to result in any claims or suits, and Customer will provide all necessary assistance and cooperation to SRS.

Nothing in this Paragraph is intended to alter the regulatory or contractual rights and obligations of Customer or Insurance Company under either Self- Insurance or Policies.

G.	1. SRS shall service Covered Claims in accordance with accepted practices and applicable state law governing claim practices. SRS shall not be deemed to be an insurer or a guarantor of Customer’s Obligations.
2.	Within one hundred and eighty (180) calendar days after payment is due, Customer shall notify SRS that it disputes any amount payable under this Agreement and/or the settlement, adjustment, defense or payment of any claim represented by such billed amount (“Dispute Notice”). If Customer fails to so notify SRS, then it shall have waived all rights to dispute such payment and/or the settlement, defense, adjustment and payment of any claim (“Claim Handling”). Said waiver shall include the waiver of any potential causes of action sounding in tort or contract for the alleged negligence or bad faith of SRS or its affiliates.

If Customer disputes the Claim Handling according to these terms:
a)	Customer shall provide SRS, or the other party, with a brief statement of the dispute within thirty (30) days of Dispute Notice;

b)	Represented by individuals with decision-making authority, the parties will promptly meet to attempt in good faith to negotiate a resolution;

c)	If the parties are unable to negotiate a resolution at said meeting, the negotiation period shall end, and the parties shall submit the dispute to mediation in accordance with the commercial Mediation Rules of the American Arbitration Association and the parties agree to bear the costs of the mediation equally;

d)	The parties will appoint a mediator within thirty (30) days of the end of the negotiation period, or if the parties are unable to agree on a mediator they will seek assistance from the American Arbitration Association; and

e)	The parties agree to participate in good faith in the mediation and negotiations.

3.	If any other dispute arises between the parties with reference to the interpretation of this Agreement or any rights or Obligations arising under this Agreement, whether before or after its termination, the parties hereby agree to use the above procedure to attempt to settle such dispute.
H.	Except as required by applicable state or federal law, SRS shall not be responsible for the reporting of a Loss to any excess insurance carrier. SRS shall not be responsible for reading or interpreting any excess insurance policies or for identifying which insurance carriers need to be notified. SRS hereby disclaims any liability arising out of the failure of Client to render reports or notices to an excess insurance carrier because of insufficient information provided by Client to SRS.

Subsection H. above is replaced by the following provision only when SRS is providing Claim Services for Client’s self-insured Workers’ Compensation Claims arising in the State of Michigan: Client will identify in writing to SRS, as soon as reasonably possible, the excess insurance carriers, policy numbers, and dollar amounts at which excess insurance carriers are liable and circumstances under which they are required to be notified. SRS will notify Client in writing of any Claim which falls within the guidelines for excess reporting in order for Client to make its report to the excess carrier, and SRS will send a copy of said notice to the excess carrier. SRS shall not be responsible for reading or interpreting any excess insurance policies or to identify which insurance carriers need to be notified. SRS hereby disclaims any liability arising out of the failure of Client to render reports or notices to an excess insurance carrier because of insufficient information provided by Client to SRS.

I.	This subsection I. applies only when SRS is providing Claim Services for Client’s Workers’ Compensation Claims arising in the State of Nevada.
1.	For five years after the transaction to which they relate, SRS shall maintain at its principal office adequate books and records of all transactions between SRS and Client. Such books and records shall be maintained in accordance with prudent standards of insurance recordkeeping and Nevada insurance regulations. After five years SRS may remove such books and records, store their contents on microfilm or return them to the Client.

2.	The Nevada Commissioner of Insurance may examine, audit and inspect the books and records referenced in subparagraph J.1.

above in order to carry out the provisions of Nevada Revised Statutes 679B.230 to 679B.300 inclusive relating to the examination of insurers.

3.	The names and addresses of insured persons and any other material which is in the books and records of SRS are confidential except when used in a proceeding by the Insurance Commissioner against SRS.

4.	Client may inspect and examine the books and records to the extent necessary to fulfill all contractual obligations to individuals, subject to any restrictions in its agreement with SRS.

5.	Each Claim paid by SRS from money collected for or on behalf of Client shall be paid by a check or draft upon and as authorized by Client.
II.	SERVICE FEES AND LOSS PAYMENTS
A.	Customer shall reimburse SRS for amounts paid on its behalf and pay Service Fees and charges listed below and on the Cover Pages. Per Claim Service Fees are payable in the month subsequent to the month in which the claim is reported to SRS.

B.	SRS will issue a monthly Billing Statement for the following amounts:
1.	Loss reimbursements for amounts paid by SRS, which are not subject to Cash Call,

2.	Service Fees and costs,

3.	State Surcharges, Taxes and Assessments if applicable, and

4.	Late Charges if applicable.

5.	If there is no Loss Deposit, Customer will pay interest for the use of funds in the amount stated on the Cover Pages.

6.	If Customer has Prefunded Deductible Losses, the amount of the Prefunded Deductible Losses on the Cover Pages is the initial estimate of the Customer’s obligation for reimbursement of losses within the Policy’s deductible provision. Customer remains liable for Prefunded Deductible Loss amounts paid in excess of any amounts actually received by SRS. For the first year after Policy inception, Customer shall pay by installments to SRS the total Prefunded Deductible Amount. The Prefunded Deductible Amount excludes Service Fees and other charges under this Agreement.

Any additional amount(s) owed by Customer under the deductible provisions of the Policy will not be billed until the first or subsequent adjustments, except as provided for under Section 12 of the Cover Pages.

Except as provided for under Section 12 of the Cover Pages, there shall be no change in the original amount of Prefunded Deductible Losses prior to the first adjustment date shown on the Cover Pages. SRS’s calculation of the Prefunded Deductible Losses shall be determined according to the calculation indicated on the Cover Pages.

If Customer has Prepaid Service Fees, the amount of the Prepaid Service Fees on the Cover Pages includes the initial estimate of the Customer’s obligation for claim services provided by Hartford (SRS) under the Policies subject to this Agreement. Customer remains liable for Service Fees paid in excess of any Prepaid Service Fee amounts actually received by HARTFORD. For the first year after Policy inception, Customer shall pay by installments to HARTFORD (SRS) the total Prepaid Service Fees amount. Any adjustments to the Prepaid Service Fees shall be made in accordance with Section 7 of the Cover Pages.
C.	All amounts are due and payable when billed. If balances in full are not received by SRS within thirty (30) days of the billing date on a thirty-day billing cycle or within 72 hours of the issuance of SRS’s bill on wire transfer billing agreements, Customer will pay SRS a late charge of one and one-half percent (1.5%) of the outstanding bill for each subsequent thirty (30) day period or any part thereof until all balances due are received by SRS.

Customer shall not be required to pay interest or late charges in excess of the rate allowed by the laws of the state having jurisdiction. The parties intend to comply with applicable statutes and regulations; therefore, the interest or late charges shall be limited to that permitted under such law.

D.	After the Effective Date of this Agreement, if SRS is required by law or under the authority, enactment, or order of an entity exercising jurisdiction over the parties or either of them to provide services or documents not currently required, the parties will negotiate payment to SRS for the cost and fee for providing such service. If the parties fail to reach agreement, SRS may terminate this Agreement, unless otherwise prohibited by law.
III.	SERVICE FEE CALCULATION

A.	SRS shall service Covered Claims commencing on the Effective Date, subject to the provisions of this Agreement regarding termination, as long as all amounts due and duties owed to SRS by Customer have been paid and performed and the Policies subject to this Agreement remain in effect.

B.	Handle to Conclusion — Customer will pay SRS Service Fees to handle Covered Claims to conclusion. These Service Fees will be priced either on a per claim basis or as a guaranteed fee for all Covered Claims, according to the terms established on the Cover Pages.

C.	Variable Fee to Conclusion — The per claim Service Fee applies for the term indicated on the Cover Pages from the date the claim is reported or as a guaranteed fee for all Covered Claims, according to the terms established on the Cover Pages, if any. After this term or guaranteed Service Fee has expired, the Customer will be required to pay an additional Service Fee each month until the claim is closed.

D.	Management Fee — Customer will pay SRS Management Fees for management services as indicated on the Cover Pages.

E.	Cost Containment Charges — Customer will pay SRS Cost Containment Charges as indicated on the Cover Pages.

F.	Percentage of Incurred or Paid Losses - As Service Fees, Customer will pay SRS a percentage of the total of either Incurred Losses plus incurred Allocated Claim Expenses or Paid Losses plus paid Allocated Claim Expenses for each Covered Claim, as shown on the Cover Pages. This Service Fee includes the value of handling Covered Claims to conclusion.

G.	SRS will bill Customer for Service Fees as follows:
1)	Per Claim Medical Only — In the month following the month in which payment is made.

2)	Per Claim For All Other — In the month following the month in which SRS has established the Covered Claim in its claims processing system.

3)	Management Fees — In the month following the month in which SRS has established the Covered Claim in its claims processing system or in which the management services are performed.

4)	Cost Containment Charges — In the month following the month in which the Savings occur.

5)	Percentage of Incurred Losses, Percentage of Paid Losses — SRS will bill Customer as losses are incurred or paid.
IV.	ASSESSMENTS

If at any time while this Agreement is in effect, or within five (5) years after its termination, any claim arises for premium taxes or Assessments with respect to claim amounts, Allocated Claim Expenses, or Service Fees that have been paid hereunder, SRS shall notify Customer of such claim and, if there is, in SRS’ judgment, any credible basis for contesting such Assessment, afford Customer the opportunity to contest such claim and join in any proceeding to contest such claim. Customer agrees to defend, indemnify and hold harmless SRS, its parent or affiliate(s) from such claims for taxes and Assessments according to the indemnification provisions in this Agreement.

The indemnities provided under this Section shall specifically inure to the benefit of any parent or affiliated company of SRS that may also be subject to a claim for premium taxes or Assessments arising out of the amounts paid pursuant to this Agreement.
V.	INDEMNIFICATION AND REMEDIES
A.	SRS agrees to defend, indemnify, and hold Customer, its officers, directors, employees, agents, and affiliates harmless from and against any and all actions, claims, suits, damages and punitive damages brought against Customer, whether resolved by judgment or by settlement, to the extend resulting from:
1.	SRS’ negligent acts or omissions, or willful misconduct, in the use of Confidential Personal Information contained in Client’s claim files; or

2.	SRS’ negligent acts or omissions, or willful misconduct, in the performance of its duties under this Agreement except if such acts were taken at the direction of Client.
B.	Customer agrees to defend, indemnify, and hold SRS, its officers, directors, employees, agents, and affiliates harmless from and against any and all actions, claims, suits, damages and punitive damages brought against SRS, whether resolved by judgment or settlement, to the extent resulting from:
•	Customer’s negligent acts or omissions, or willful misconduct, in the use of Confidential Personal Information which SRS provides to Customer in the handling of its Claims, or

•	SRS’s being named as the insurer of record in a claim or suit, or an allegation or claim that SRS is responsible for the obligations of the insurance carrier(s) or the self-insured, or

•	The imposition of Assessments as provided herein, or

•	Any action or failure to act by SRS based upon instructions received from Customer.
C.	As a precondition to a claim for indemnity, the parties agree to comply with the following procedures. The party seeking indemnification agrees to give the indemnifying party prompt notice of actions, claims and suits brought or threatened against it. The indemnifying party shall have the right to participate in, or assume, at its expense, the defense of any such claim or process or settlement thereof and the party seeking indemnification shall cooperate in said defense. The party seeking indemnification retains the right to hire separate counsel to participate in its own representation.

D.	If Customer does not make payments in full to SRS of Service Fees, charges, loss reimbursements, and Allocated Claim Expenses, SRS will no longer be obligated to advance funds on behalf of Customer, unless otherwise required by law. If SRS chooses to make further payments, SRS will either issue to Customer a Cash Call for adequate funds prior to making any further payments of charges, loss reimbursements, or Allocated Claim Expenses, or will make payments for which Customer will reimburse SRS.

E.	If Customer does not compensate and reimburse SRS in accordance with the terms of this Agreement, or if Customer has defaulted on any other Obligation to SRS or any of its affiliates, SRS may draw upon any applicable Loss Deposit or Prefunded Loss Amount and may hold Customer responsible for expenses of collection, including but not limited to attorney fees.

F.	In no event shall either party be responsible for any indirect, incidental, special or consequential damages, but damages under this Agreement shall be limited to the amount of actual damages sustained by SRS or the Customer.

G.	The indemnities provided under this Section shall specifically inure to the benefit of any parent or affiliate company or SRS.

H.	Private Investigators

1.	SRS has developed certain guidelines and standards of conduct for private investigation professionals engaged by SRS (the “Standards of Conduct”). SRS has entered into agreements with certain private investigation professionals who are appropriately licensed and who have agreed to provide “Investigation Services” (as such term is more particularly described below), in accordance with the Standards of Conduct (“Contracted Investigators”).

2.	Client acknowledges that SRS customarily retains only Contracted Investigators to provide Investigation Services. Client acknowledges that it may elect to direct SRS to use private investigators of Client’s choice who are not Contracted Investigators (such investigators “Non-Contracted Investigators”).

3.	For the purpose of this Agreement, the term “Investigation Services” shall mean those services provided by the private investigation professional which include, but are not limited to, confidential activity checks of specified individuals and confidential surveillance of specified individuals.

4.	Client agrees to indemnify, defend, and hold harmless SRS from any and all liability, claims, loss, damages, fines, penalties and costs, including expenses and attorneys’ and other professionals’ fees, which SRS may sustain by reason of:
a)	a Non-Contracted Investigator’s negligence in performance of Investigation Services or any violation of applicable state, local and/or federal law(s), including without limitation, violation(s) of state insurance laws, regulations or rules;

b)	a Non-Contracted Investigator’s failure to comply with the Standards of Conduct, a copy of which is available from SRS upon Client’s request; or

c)	a Non-Contracted Investigator’s failure to maintain appropriate licensure, including but not limited to any state, municipal or other licensure.
5.	This indemnification provision shall survive the expiration or prior termination of this Agreement.
VI.	TERMINATION

A. For Self-Insurance only:
Upon sixty (60) days’ prior written notice (the “Termination Notice”), either party may terminate this Agreement and SRS will not service claims occurring or reported beyond the termination date. Upon the giving of the Termination Notice, if Customer has Percentage of Paid Losses for its Service Fee calculation, then the Service Fee calculation will be amended to apply to Percentage of Incurred Losses. This termination provision does not apply to service provided within the insurance program underwritten by an affiliate of SRS.
B.	Section VI.A. above is replaced by the following termination provision only when SRS is providing claim services for client’s self-insured Workers’ Compensation Claims arising in the State of Michigan:

Claim Services shall continue until all Covered Claims subject to this Agreement are handled to conclusion, unless SRS is relieved of that responsibility by the Michigan Bureau of Workers’ Compensation, subject to the following termination provisions. SRS will discontinue providing Claim Services, effective on the specified date, only upon the approval of the Bureau of Workers’ Compensation. This Agreement may be terminated in accordance with the following:
1.	By either party, without cause, at any time during the term hereof by providing sixty (60) days’ prior written notice to the other party of its intent to so terminate, at the expiration of which time this Agreement shall terminate.

2.	Immediately, for cause, at any time by either party due to the insolvency or bankruptcy of the other party to this Agreement or its successor.

3.	By either party in the event of a material breach of the terms and conditions of this Agreement by the other party, effective thirty (30) days following written notice of such breach, unless such breach is cured before the expiration of the thirty (30) day period. Notwithstanding the foregoing, SRS shall have the right to terminate this Agreement immediately in the event of a failure to pay any monies required to be paid to SRS under this Agreement.

4.	At any time by mutual agreement of the parties.
With respect to Covered Claims required to be handled to conclusion by SRS following termination under subparagraph A. or subparagraph B. above that are not finally adjudicated or settled at such time, the terms and conditions of this Agreement, with the exception of I.F., Vl.A. and VLB., shall continue in full force and effect with respect to such ‘open’ Covered Claims until such time as the last such Covered Claim is closed or withdrawn by Client or Client’s insurance carrier.
VII.	Confidential Personal Information

For purposes of this Agreement, “Confidential Personal Information” (or “Information”) means any information that Hartford may, directly or indirectly, disclose to Customer that relates to an individual and that is not available to the public. This includes, but is not limited to, credit history; income; financial benefits; application, policy or claim information; health information; medical records; lists of individuals derived from nonpublic personally identifiable information; and the identification of an individual as a customer. Only those employees of Customer who need to know Confidential Personal Information to perform their duties in furtherance of this Agreement shall be given access to the Information. Customer shall maintain the security and the confidentiality of Confidential Personal Information and shall use it only for the purposes for which we have disclosed it to you under this Agreement. You shall not disclose said Information to any other person except to your agents and other persons who require such Information to further the objectives of this Agreement and who agree in writing to maintain its security and confidentiality. If any applicable state or federal law or regulation, now or hereafter in effect, imposes a higher standard of confidentiality with respect to such Confidential Personal Information, such standard shall prevail over the provisions of this Agreement.

VIII.	DEFINITIONS

Agreement means this entire contract, including the Cover Pages, and any exhibits attached hereto.

Allocated Claim Expenses means expenses not otherwise included as loss that can be directly allocated to the handling of a particular claim as the result of; 1) independent medical examinations and medical reports/records; 2) court costs and fees for service of process; 3) attorneys and hearing representatives; 4) court reporter services and transcripts; 5) stenographic services and transcripts; 6) witness fees and expenses; 7) vendor interface charges; 8) bond premiums; 9) printing costs related to trials and appeals; 10) testimony, opinions, appraisals, reports, surveys, and analyses of professionals and experts; 11) trial and hearing attendance fees; 12) depositions, video statements, private investigators; 13) a charge shown on the Cover Pages for savings realized by the Customer resulting from services associated with utilization review, hospital bill audit, provider bill audit; 14) Preferred Provider Organization utilization charges; 15) case management and vocational rehabilitation management charges to the extent any portion of these costs are attributable to Allocated Claim Expenses; 16) alternative dispute resolution fees; 17) protection and pursuit of subrogation and recovery rights; 18) Special Investigative Unit; and 19) expenses which are not defined as loss and are directly related to and directly allocated to the handling of a particular claim.

Assessment means any assessment, tax or other charge, whether payment is required by law or required as a condition of continued opportunity to service deductible claims or transact insurance or self-insurance in the applicable state. This includes but is not limited to assessments for participation in any “residual market plan,” guarantee fund, guarantee association or other facility protecting claimants against the uncollectibility of insurance or self-insurance proceeds, second injury fund or state administrative bureau cost. As used herein, “residual market plan” means any plan, program or facility (whether voluntary or required by law) by which insurers or self insurers share in the risk of providing insurance for eligible employers or insureds.

Authorized Personnel means employees of Customer who have a business need to know and have access to data provided to Customer under this Agreement.

Billing Statement means the periodic notice of amounts due to SRS by Customer.

Canceled Claim means a claim that has been investigated and is closed either without payment or with only Allocated Claim Expenses having been paid.

Cash Call means notice to Customer to make immediate payment of the amount due.

Claim Services means those services related to investigation, defense, negotiation and settlement of Covered Claims, including legally permitted activities related to salvage, subrogation and other recoveries.

Covered Claims means claims that are brought either against Self- Insurance covered under this Agreement and reported by Customer during the term of this Agreement; or that are claims to the extent that they are covered under Policies.

The definition of covered claims above is replaced by the following definition only when SRS is providing Services for Client’s self-insured Workers’ Compensation Claims arising in the state of Michigan: Covered Claims means (1) Claims in Michigan (defined as any monetary demand or suit arising out of or in connection with any actual or alleged incident, occurrence or accident in Michigan with dates of injury or disease within the term of this Agreement) that are brought against Workers’

Compensation self-insurance covered under this Agreement or that are Takeover Claims, or (2) all other Claims that are brought against insurance or self-insurance covered under this Agreement and reported by Client during the term of this Agreement, or that are Takeover Claims. SRS may be relieved of its responsibility for the future handling of Workers’ Compensation Claims in Michigan upon approval of the Michigan Bureau of Workers’ Disability Compensation.

Cover Pages means the pages specifically described as Cover Pages in this Agreement.

Effective Date means the beginning date for services provided under this Agreement as defined in the Cover Pages.

Incident Report means a Claim reported as such, in which no financial transaction, liability or payment arises with respect to a Claim handled hereunder and the amount of indemnity incurred, medical incurred and Allocated Claim Expenses incurred are each zero.

Incurred Losses means the total of Paid Losses, Unpaid Losses and Allocated Claim Expenses for all Covered Claims. Incurred Losses includes expenses for case management and vocational rehabilitation management, at the current Hartford rates shown on the Cover Pages, directly allocated to the handling of a particular claim. Case management and vocational rehabilitation management expenses may be defined as indemnity losses, medical losses or Allocated Claim Expenses by The National Council on Compensation Insurance, any state independent rating bureau or any state department of insurance.

Insurance Policies means the policy or policies to which service under this Agreement applies.

Insurance Companies or Insurers means companies that have issued Policies.

Large Risk Alternative Rating and Insurance Program Agreement means that contract entered into between Customer and Hartford establishing their respective rights and obligations pursuant to the insurance rating programs provided by the policies subject to this Agreement.

Loss Deposit means a fund established for the payment of losses as defined on the Cover Pages.

Medical Only means a compensable claim In which (i) the indemnity incurred is zero; (ii) paid medical is less than $2,500; (iii) allocated expense payments are limited to bill review; (iv) the claim does not require contacts or investigation for purposes of determining compensability, medical causation or subrogation; (v) claim does not require a formal denial and there is no litigation or legal representation.

Other Than Medical Only means a Claim that is not a “Medical Only” Claim or an “Incident Report”. “Other than Medical Only” claims include claims in which there is an incurred indemnity value or which have allocated claim expenses incurred other than bill review.

Paid Losses means total payments made on Covered Claims for losses and Allocated Claim Expenses. Paid Losses includes expenses for case management and vocational rehabilitation management, at the current Hartford rates shown on the Cover Pages, directly allocated to the handling of a particular claim. Case management and vocational rehabilitation management expenses may be defined as indemnity losses, medical losses or Allocated Claim Expenses by The National Council on Compensation Insurance, any state independent rating bureau or any state department of insurance.

Pre-Settlement Discussion means the discussions between SRS and Customer prior to settlement of a Covered Claim.

Self-Insurance means those programs of Self-Insurance identified on the Cover Pages.

Service Fees means payments owed to SRS by Customer for services provided under this Agreement.

Service Period means that period of time during which SRS agrees to service Covered Claims, conditioned upon the payment of all amounts due and performance of all duties owed to SRS by Customer.

Takeover Claims means those claims identified on the Cover Pages as having been opened or opened and closed prior to the date shown on the Cover Pages.

Unpaid Losses or Unpaid Loss Reserves means those reserves established by SRS for Unpaid Losses and unpaid Allocated Claim Expenses under the Policy. Unpaid Losses includes expenses for case management and vocational rehabilitation management, at the current Hartford rates shown on the Cover Pages, directly allocated to the handling of a particular claim. Case management and vocational rehabilitation management expenses may be defined as indemnity losses, medical losses or Allocated Claim Expenses by The National Council on Compensation

Insurance, any state independent rating bureau or any state department of insurance.

Wrapped-Up Loss Deposits means the consolidation of Loss Deposit requirements for all of the contracts listed on the Cover Pages into a single requirement.
IX.	GENERAL CONDITIONS
A.	Except as otherwise provided, all notices shall be in writing and delivered by personal service or by certified mail, postage prepaid and return receipt requested, to the party at its address established on the Cover Pages.

B.	The rights, duties, and obligations of Customer shall not be assigned, delegated, or otherwise transferred in whole or in part without the prior express written consent of SRS. SRS may assign some or all of its rights, duties, and obligations under this Agreement to any of its “affiliated companies,” which shall mean a company directly or indirectly controlled by Hartford Fire Insurance Company. A company is controlled by the direct or indirect ownership of more than fifty (50%) percent of the stock issued and entitled to vote for directors of the company or persons performing a function similar to that of directors.

C.	The parties hereto agree that claim files may contain confidential and private medical data related to the adjustment of individuals’ claims. SRS agrees to handle such medical data as confidential and to comply with applicable federal and state statutes and regulations when handling said medical data, the claim files, and the information contained therein. When said data is transmitted to or reviewed by Customer, Customer will also handle said data as confidential and according to federal and state law and regulations, developing and enforcing guidelines and procedures for limited access to data by Authorized Personnel. Customer agrees to limit its use of medical and other confidential information to monitor the adjustment of Covered Claims.

SRS may use data contained in claim files to file reports with governmental or other regulatory agencies and, without identifying insured or its claimants, to prepare and disseminate analytical reports.

D.	Neither party shall be deemed to have breached this Agreement by reason of any delay or failure in its performance arising from acts beyond its control.

E.	This Agreement supersedes and cancels all prior agreements between the parties relating to the subject matter hereof and shall not be amended or revised except by a written supplement signed by all parties.

F.	All the rights and duties of the parties arising from or relating in any way to this Agreement shall be governed, construed and enforced in accordance with the laws of the State of Connecticut, without regard to principles or rules of conflict of laws. Any legal action brought concerning any issues or disputes arising out of this Agreement must be brought exclusively in an appropriate state or federal court in Connecticut.

G.	A waiver of a breach or default under this Agreement shall not be a waiver of any other previous or subsequent breach or default. The failure or delay by either party to enforce any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

H.	If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, the validity, enforceability, and legality of the remaining provisions shall not in any way be affected or impaired.

I.	In any litigation or arbitration between the parties, the prevailing party shall be entitled to reasonable attorney’s fees and all costs of proceeding incurred in enforcing this Agreement.

J.	This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one Agreement.

K.	The headings of sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

L.	All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

M.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

N.	Nothing contained herein is intended to create any relationship between the parties other than that of independent contractors.

P.	Upon prior written notification to Client, SRS may use the name of, and identify Client as a SRS customer in advertising, publicity, or similar materials distributed or displayed to prospective clients.

Q.	This Agreement does not govern the provision of access to the ©venture system; such access is governed by the terms and conditions of the Risk Management Information Services Agreement, which is separate and apart from this Agreement. The terms and conditions of the Risk Management Information Services Agreement shall not alter the terms and conditions of this Agreement.

R.	Structured Settlements — Structured settlements funded by annuities may be used by SRS, as appropriate, as part of the claim settlement process. The annuities used to fund these settlements are issued by The Hartford Life Insurance Company, and through a group of nationally recognized brokers which SRS operates through. SRS receives a small internal expense allocation offset from Hartford Life as a result of structured settlements which it generates. Client has the right to direct the use of a different insurance carrier to write the annuities funding such settlements, and Client also has the right to direct SRS to use a broker of Client’s choice with respect to these settlements.
IN WITNESS WHEREOF, the parties hereto have read and agreed to this Agreement and have directed its execution in duplicate by their respective authorized officers.

SPECIALTY RISK SERVICES, LLC. (“SRS”)

By:	/s/ Michael Ryan

(Signature) Its Duly Authorized Officer Michael Ryan (Printed/Typed Name) Title: Vice President

State of Connecticut			)
	)	ss.
County of Hartford			)
     On this 1st day of June, 2007, before me, Loretta W. Richardson the undersigned officer, personally appeared Michael Ryan who acknowledged him/herself to be the Vice President of Specialty Risk Services, LLC. (“SRS”), a corporation, and that he/she, as such officer, being so authorized, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation to said instrument, on behalf of the corporation, by authority of his/her office.

	OR	Loretta W. Richardson

Corporate Secretary		Notary Public
(Corporate Seal)
My commission expires on: 9-29-2009
(SEAL)

Corporate Secretary	Notary Public
(Corporate Seal)
My commission expires on:
(SEAL)

STRATEGIC OUTSOURCING, INC. (“CUSTOMER”)

By:	/s/ Carl Guidice

(Signature) Its Duly Authorized Officer Carl Guidice (Printed/Typed Name) Title: CEO

State of Connecticut			)
	)	ss.
County of Hartford			)
     On this 17th day of May     , 2007, before me, __________________, the undersigned officer, personally appeared Carl Guidice, who acknowledged him/herself to be the  CEO                    of  SOI                   , a corporation, and that he/she, as such officer, being so authorized, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation to said instrument, on behalf of the corporation, by authority of his/her office.

	OR	Roxanne G. Knowles

Corporate Secretary		Notary Public
(Corporate Seal)
My commission expires on: 8/17/2011
(SEAL)